EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS TO RAISE APPROXIMATELY $8.39 MILLION IN
REGISTERED DIRECT OFFERING WITH SINGLE INSTITUTIONAL
INVESTOR

Buffalo, NY — December 23, 2010 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced that it has agreed to sell 1,400,000 shares of its common stock at a price of $5.99 per share in a registered direct offering to an accredited institutional investor.  The price per share was determined based on a 15 percent discount to the average volume-weighted average price for the Company’s common stock over the 10 trading day period ended December 22, 2010, the trading day immediately preceding the pricing date. The offering is expected to close on December 29, 2010.

The estimated net proceeds to the Company from the offering are expected to be approximately $7.73 million. The Company intends to use the net proceeds from this offering for general corporate purposes, including, but not limited to, the funding of the continued development of the Company’s existing drug portfolio and general working capital. Pending application of such proceeds, the Company expects to invest the proceeds in short-term, interest-bearing, investment-grade marketable securities or money market obligations.

HFP Capital Markets, LLC and Rodman & Renshaw, LLC, a wholly owned subsidiary of Rodman & Renshaw Capital Group, Inc. (Nasdaq:RODM - News), served as the co-placement agents for the offering.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company, nor shall there be any sale of securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Any offer will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the final prospectus supplement, together with the accompanying prospectus, can be obtained at the SEC’s website at http://www.sec.gov.

About Cleveland BioLabs, Inc.
Cleveland BioLabs, Inc. is a drug discovery and development company leveraging its proprietary discoveries around programmed cell death to develop treatments for cancer and protection of normal tissues from exposure to radiation and other stresses.  The Company has strategic partnerships with the Cleveland Clinic, Roswell Park Cancer Institute, ChemBridge Corporation and the Armed Forces Radiobiology Research Institute.  To learn more about Cleveland BioLabs, Inc., please visit the company's website at http://www.cbiolabs.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors.

These factors include, among others, the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern; the adequacy of the Company’s cash balances to support its operations for specified periods of time and the nature and level of cash expenditures; the Company’s need for substantial additional financing to meet its business objectives; the potential for the loss of funding from the Company’s R&D grants and contracts; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to obtain regulatory approval in a timely manner or at all; the Company’s collaborative relationships and the financial risks related thereto; the market opportunities for the Company’s drug candidates as well as the Company’s ability to take advantage of those opportunities and its ability to successfully and timely develop, market and commercialize new products; the Company’s ability to comply with its obligations under license agreements; the potential for significant product liability claims; and the Company’s ability to comply with various safety, environmental and other governmental regulations. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements.  See also the "Risk Factors" and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Company Contact:
Rachel Levine, Director Corporate Development & Communications
Cleveland BioLabs, Inc.
T: (646) 284-9439
E: rlevine@cbiolabs.com